SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2003

CMGI, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-23262 (Commission File Number)	04-2921333 (IRS Employer Identification No.)

100 Brickstone Square

Andover, Massachusetts 01810

(Address of Principal Executive Offices) (Zip Code)

(978) 684-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Introductory Note

On March 10, 2003, CMGI, Inc. (“CMGI”) filed a Current Report on Form 8-K (the “Current Report”) to report under Item 5 the sale by CMGI of all of its equity ownership interests in Tallan, Inc. (“Tallan”). CMGI is filing this Amendment No. 1 to the Current Report to report the sale under Item 2. The Current Report is hereby amended in its entirety to read as follows:

Item 2.    Acquisition or Disposition of Assets.

On March 7, 2003, CMGI sold all of its equity ownership interests in Tallan to a group (the “Buyer”) led by the management of Tallan, including the President and Chief Executive Officer of Tallan. Under the terms of the Transaction Agreement, CMGI sold to the Buyer 100% of the issued and outstanding shares of capital stock of Tallan. In consideration thereof, CMGI received, among other things, (i) approximately $7.1 million in cash, (ii) a senior secured promissory note due in March 2008 in the principal amount of $3.0 million made by the Buyer, and (iii) a warrant for the purchase of 9.0% of the issued and outstanding shares of Tallan Common Stock, at an exercise price of $.01 per share. In addition, Tallan agreed to pay to CMGI an additional $5.0 million in earnout payments commencing in fiscal 2004. The amount of consideration was determined as a result of arms’-length negotiations between the parties. A copy of the press release is filed as an exhibit to this report.

Item 7.    Exhibits.

(b)	Pro Forma Financial Information.

The required pro forma financial information is filed as an exhibit to this report and is incorporated by reference herein.

(c)	Exhibits.

The exhibits listed in the Exhibit Index immediately preceding such exhibits are filed with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMGI, Inc.

	By:	/s/ Thomas Oberdorf
Date: March 24, 2003		Thomas Oberdorf Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.		Description

99.1	*	Press Release, dated March 7, 2003.

99.2		Unaudited pro forma condensed financial information of CMGI, Inc.

*	Previously filed.